SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Power Efficiency Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

February 16, 2006

To the Stockholders of Power Efficiency Corporation:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders. Regardless of whether you plan to attend, please take a moment to vote your proxy. The Annual Meeting will be held as follows:

WHEN:	Thursday, February 16, 2006 10:00 a.m., Pacific time

WHERE:	Las Vegas Country Club 3000 Joe W. Brown Dr. Las Vegas, NV 89109

ITEMS OF BUSINESS:

•      Election of five directors for terms expiring at the Company’s next annual stockholders’ meeting;

•      To ratify the selection of Sobel & Company LLC as our independent registered public accounting firm for the year ending December 31, 2005; and

•      Act upon any other business that may properly come before the Annual Meeting or any adjournments thereof.

RECORD DATE:	January 24, 2006

VOTING BY PROXY:	Your vote is important. You may vote by returning the proxy card in the envelope provided.

On the following pages, we provide answers to frequently asked questions about the Annual Meeting. A copy of our 2004 Annual Report on Form 10-KSB is enclosed.

By Order of the Board of Directors,

/s/ JOHN (BJ) LACKLAND
John (BJ) Lackland
Chief Financial Officer, Chief Operating Officer, and Secretary

POWER EFFICIENCY CORPORATION

POWER EFFICIENCY CORPORATION

PROXY STATEMENT

This proxy statement is being furnished to our stockholders beginning on or about January 24, 2006, in connection with the solicitation of proxies by the Power Efficiency Corporation Board of Directors to be used at our Annual Meeting of Stockholders, or the Annual Meeting, to be held at 10:00 a.m. (Pacific Time) on Thursday, February 16, 2006 at Las Vegas Country Club, 3000 Joe W. Brown Dr., Las Vegas, Nevada 89109, and at all adjournments or postponements of the Annual Meeting for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What am I voting on?

Proposal 1: The election of five directors for terms expiring at the next Annual Meeting; and

Proposal 2: To ratify the selection of Sobel & Company LLC as our independent registered public accounting firm for the year ending December 31, 2005.

We are not aware of any other matters that will be voted on. If a matter does properly come before the Annual Meeting, the persons named as the proxy in the accompanying form of proxy will vote the proxy at their discretion.

What is the board’s voting recommendation?

Our board of directors recommends a vote:

FOR each of the five nominated directors; and

FOR the ratification of Sobel & Company LLC as our independent registered public accounting firm for the year ending December 31, 2005.

What is the vote required for each proposal?

Proposal 1: The election of the five nominated directors requires the affirmative vote of the plurality of votes cast by the holders of our common stock present, or represented, at the Annual Meeting; and

Proposal 2: The ratification of Sobel & Company LLC as our independent registered public accounting firm for the year ending December 31, 2005, requires a majority of our common stock present, or represented, at the Annual Meeting.

Who can vote?

The record holders of our common stock on the close of business as of January 24, 2006, the record date, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of the record date, 23,439,266 shares of our common stock were issued and outstanding. As of the record date, we had approximately 186 stockholders of record. Each outstanding share of our common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by any record stockholder at our corporate headquarters at 3900 Paradise Road, Suite 283, Las Vegas, Nevada 89109 prior to or at our Annual Meeting.

What constitutes a quorum?

In order to conduct our Annual Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as broker non-votes, will count toward establishing a quorum.

How do I vote?

There are two ways to vote:

•	By completing and mailing the enclosed proxy card; or

•	By written ballot at our Annual Meeting.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on each of the proposals even if the broker does not receive voting instructions from you.

If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend our Annual Meeting, but may not vote at our Annual Meeting unless you have first obtained a proxy, executed in the stockholders’ favor, from the holder of record.

What does it mean if I get more than one proxy?

It means your shares are held in more than one account. Please vote all proxies to ensure all your shares are counted.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy at any time prior to the closing of the polls, by:

•	Returning a later-dated proxy card;

•	Voting in person at our Annual Meeting; or

•	Notifying our Secretary by written revocation letter.

Our Secretary is John (“BJ”) Lackland. Any revocation should be filed with him at our corporate headquarters at 3900 Paradise Road, Suite 283, Las Vegas, Nevada 89109.

Attendance at our Annual Meeting will not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as our board recommends.

Who conducts the proxy solicitation?

Our board of directors is soliciting these proxies. We will bear the cost of the solicitation of proxies. Our regular employees may solicit proxies by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries.

Who will count the votes?

Our board of directors will appoint one or more persons to serve as the inspector(s) of elections to tabulate the votes cast by proxy or in person at the Annual Meeting. The inspector(s) of elections will also determine whether or not a quorum is present.

Do I have any appraisal rights in connection with any matter to be acted upon?

No. Our stockholders do not have appraisal rights in connection with any matter to be acted upon.

Who can help answer my questions?

If you have any questions about the Annual Meeting or the proposals to be voted on at the Annual Meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Secretary, John (“BJ”) Lackland, at (702) 697-0377. Our public filings can also be accessed at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

PROPOSAL 1—ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the next Annual Meeting. Our board of directors has proposed the election of the following individuals for a one-year term expiring at the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified: Mr. John (“BJ”) Lackland, Mr. Eric Naroian, Mr. Gary Rado, Mr. Raymond Skiptunis, Mr. Steven Z. Strasser. Directors will be elected by the plurality of votes cast by the holders of our common stock present, or represented, at the Annual Meeting, as long as a quorum is present.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by our board of directors.

NOMINEES FOR ELECTION OF DIRECTORS

The following information is furnished with respect to each nominee. There are no family relationships between or among any of our directors or executive officers.

Name	Age	Director Since	Position
Steven Z. Strasser	56	2002	Chairman, Chief Executive Officer
John (BJ) Lackland	35	2002	Director, Chief Financial and Chief Operating Officer, and Secretary
Eric Naroian	43	2005	Director
Gary Rado	65	2005	Director
Raymond J. Skiptunis	61	2002	Director

Steven Z. Strasser—Chairman and Chief Executive Officer. Mr. Strasser is Managing Director, founder and majority owner of Summit Energy Ventures LLC (“Summit”), the largest shareholder in Power Efficiency Corporation. Summit is a private equity firm focused on investments in companies with energy efficiency technologies. Previously, Mr. Strasser was the founder and CEO of Northwest Power Enterprises. Over its seventeen-year history, Northwest Power Enterprises and its predecessor companies were involved in multiple aspects of the energy development business. The company developed sites for gas-fired power plants in the Northwest, including development of sites in excess of 3,000 MW, and sold three sites to nationally recognized power generating companies, totaling approximately 2,000 MW. Mr. Strasser’s background is as an attorney and developer.

Mr. Strasser received law degrees from McGill University, Montreal Canada and the University of Washington, Seattle, Washington. He practiced law for approximately fifteen years, specializing in finance, real estate and international law both in Canada and the United States. Mr. Strasser is a former member of the Washington State Bar Association, and a current member of the American and Canadian Bar Associations.

John (BJ) Lackland—Director, Chief Financial and Operating Officer, and Secretary. Mr. Lackland is a Vice President, Director and minority owner of Summit, the largest shareholder in Power Efficiency Corporation. Summit is a private equity firm focused on investments in companies with energy efficiency technologies. Prior to joining Summit, Mr. Lackland was the Director of Strategic Relations at Encompass Globalization, where he was in charge of strategic alliances and mergers and acquisitions. Prior to Encompass, he was the Director of Strategic Planning and Corporate Development at an Internet business development consulting company, where he was in charge of strategic planning and investor relations. Mr. Lackland has been an independent consultant to Fortune 1,000 companies and startups. Mr. Lackland also worked at The National Bureau of Asian Research, an internationally acclaimed think tank focusing on U.S. policy toward Asia, where he led economic and political research projects for Microsoft, Dell, Compaq and U.S. government agencies.

Mr. Lackland earned an M.B.A. from the University of Washington Business School, an M.A. in International Studies (Asian Studies) from the University of Washington’s Jackson School of International Studies, and a B.A. in Politics, Philosophy and Economics from Claremont McKenna College.

Eric Naroian—Director. Mr. Naroian was previously the Executive Vice President of Sales and Marketing for Sanmina-SCI Corporation, a leading electronics manufacturing service provider. When Mr. Naroian joined the company in 1993, Sanmina had 25 sales persons and $60 million in sales. When he retired in 2004, he managed over 400 sales persons and the company had grown to over $10 billion in annual sales. Mr. Naroian, as the Senior Vice President, also helped Dynamic Details, Inc., a provider of time-critical electronics manufacturing services, become profitable by rapidly increasing sales and eventually going public. He received his B.S. in business administration from Northeastern University in 1987.

Gary Rado—Director. Mr. Rado was with Casio Inc. as an executive VP responsible for marketing and sales of the digital camera business. After 3 years he was promoted to President of the U.S. Company for 3 years. Mr. Rado retired in April of 2002. Before Casio Inc., Mr. Rado was with Texas Instruments Inc. for 21 years. He moved from District Sales Manager to Area Sales Manager to National Sales Manager of the Consumer Products Division. This division was responsible for Home Computer, calculator and educational products such as Speak and Spell. Mr. Rado was then promoted to Division Manager of Consumer Products worldwide and VP of marketing and sales. He ran the division for 7 years, with two years of running the division while based in Europe. Mr. Rado earned a Bachelors of Science in Business Administration from Concord College in 1963.

Raymond J. Skiptunis—Director. Mr. Skiptunis is presently and executive at TAG Entertainment. Prior to TAG Entertainment, Mr. Skiptunis was a self employed business consultant since October of 2003. From November of 2001 through October of 2003, Mr. Skiptunis worked with us in various capacities, including consultant, CFO and interim CEO. From January of 1997 through November of 2001, Mr. Skiptunis was a self employed business consultant to three companies. From 1990 to 1996, Mr. Skiptunis served as Vice Chairman and CEO of Teamstaff, Inc., where he helped bring the company from a small regional firm to a national presence as a top Professional Employer Organization. Prior to his time with Teamstaff, Inc., Mr. Skiptunis spent time as the Chairman and President of Venry Management Corp, a Venture Capital firm from 1983 to 1990, and the Vice President, CFO and Board Member of Biosearch Medical Products from 1978 to 1983. Mr. Skiptunis earned a Bachelor of Science in Accounting from Rutgers University.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Our business affairs are conducted under the direction of our board of directors. The role of our board of directors is to effectively govern our affairs for the benefit of our stockholders and, to the extent appropriate under governing law, of other constituencies, which include our employees, customers, suppliers and creditors. Our board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible ethical manner. Our board of directors has two standing committees, an audit committee and a compensation committee.

Our board of directors met nine times in 2004 and twelve times in 2005. All of the incumbent directors attended all or all but one of the meetings during the period for which they have been a director and the meetings held by committees of the board of directors on which they serve.

We do not have a policy that requires directors to attend our annual meetings of stockholders.

Audit Committee

Our entire board of directors currently functions as our audit committee. Our audit committee, among other things:

•	selects the independent auditors, considering independence and effectiveness;

•	discusses the scope and results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results;

•	considers the adequacy of our internal accounting controls and audit proceeds;

•	reviews and approves all audit and non-audit services to be performed by the independent auditors; and

•	administers the whistleblower policy.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work.

Up to December 31, 2004, we had a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act or 1934, as amended (the “Exchange Act”). Until recently, Mr. Lackland was the sole member and chairman of the committee. In September 2004, Mr. Lackland became our Interim Chief Financial Officer and therefore had to resign from the audit committee. At that time, Mr. Rick Pulford, a director, became the sole member of the audit committee on a temporary basis, and as of December 31, 2004, Mr. Pulford was the committee’s sole member. As Mr. Pulford agreed only to serve on the audit committee on a temporary basis, on February 10, 2005, the board of directors dissolved the audit committee because there were no independent directors willing to serve on it. The board of directors desires to locate and form an audit committee as soon as willing and qualified directors can be identified and retained. Until that time, the board of directors as a whole will take on the audit committee functions.

Compensation Committee

The sole member of our compensation committee is Raymond Skiptunis, who qualifies as an independent director under current NASDAQ and SEC rules and regulations. Mr. Skiptunis chairs the compensation committee. Our compensation committee, among other things:

•	recommends to the board of directors the compensation level of the executive officers;

•	reviews and makes recommendations to our board of directors with respect to our equity incentive plans;

•	establishes and reviews general policies relating to compensation and benefits of our employees.

COMPENSATION OF DIRECTORS

In 2005, non-employee directors received 100,000 options per year for their board service.

Depending on the anticipated workload and organization, the board of directors may elect to increase the compensation for committee members and/or all non-executive board members.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

PROCESS FOR STOCKHOLDERS TO SEND COMMUNICATIONS TO OUR BOARD OF DIRECTORS

Because we have always maintained open channels of communication with the stockholders, we do not have a formal policy as to providing a process for stockholders to send communications to the board of directors. However, if a stockholder would like to send a communication to our board of directors, please address the letter to the attention of the board of directors and it will be distributed to each director.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our board of directors recommends that you vote “FOR” all the director nominees.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Sobel & Company, LLC, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2005. Sobel & Company LLC audited our financial statements for the fiscal year ended December 31, 2004. Although stockholder approval of the selection of Sobel & Company, LLC is not required by law, our board of directors believes that it is advisable to give stockholders the opportunity to ratify this selection. We expect that representatives of Sobel & Company, LLC will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders. In the event of a negative vote on this proposal by the stockholders, the Audit Committee will consider whether it is appropriate in the future to consider the selection of other independent registered public accounting firms.

FEES PAID TO SOBEL & COMPANY, LLC

The following table shows the fees paid or accrued by us for the audit and other services provided by Sobel & Company LLC for the fiscal years 2004 and 2003.

	2004	2003
Audit fees	$43,610	$36,415
Audit-related fees	—	—
Tax fees	3,500	3,500
All other fees	—	—

Total	$47,110	$39,915

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Tax fees consist of fees for tax compliance, tax advice and tax planning.

All audit and non-audit services provided by Sobel & Company, LLC in fiscal years 2003 and 2004 were approved in advance by the Board of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The board of directors recommends that you vote “FOR” the ratification of the selection of Sobel & Company LLC as our independent registered public accounting firm, and proxies solicited by the board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

ADDITIONAL INFORMATION

BENEFICIAL OWNERSHIP

The following table sets forth information as to our shares of common stock beneficially owned as of December 31, 2005, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner(1)	Shares Owned		Percent of Shares Owned(8)
Common Stock	Nicholas Anderson, CTO, Director	843,137	(2)	2.00%
Common Stock	Steven Strasser, CEO, Chairman of the Board	10,464,276	(3)	24.80%
Common Stock	Leonard Bellezza, Director	97,069	(4)	Less than 1%
Common Stock	John (BJ) Lackland, CFO, Director	584,375	(5)	1.39%
Common Stock	Richard Pulford, Director	168,551	(6)	Less than 1%
Common Stock	Raymond J. Skiptunis, Director	221,369	(7)	Less than 1%
Common Stock	Summit Energy Ventures, LLC	8,803,901		20.87%
Common Stock	Commonwealth Energy Corporation	3,687,288		8.74%
Common Stock	All Executive Officers and Directors as a Group (6 persons)	12,378,777		29.34%

(1)	Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table other than Commonwealth Energy Corporation is in care of Power Efficiency Corporation at 3900 Paradise Road, Suite 283, Las Vegas, Nevada 89109.
(2)	Includes 584,831 common shares subject to options and warrants exercisable within 60 days of December 31, 2005. Mr. Anderson was also granted an additional 2,150,000 common shares subject to options exercisable after 60 days of December 31, 2005.
(3)	Includes 8,803,901 common shares and common shares subject to options and warrants exercisable within 60 days of September 30, 2005 held by Summit, in which Steven Strasser is one of two members, 1,660,375 common shares subject to options and warrants exercisable within 60 days of December 31, 2005. Mr. Strasser was also granted an additional 3,553,125 common shares subject to options exercisable after 60 days of December 31, 2005.
(4)	Includes 88,426 common shares subject to options and warrants exercisable within 60 days if December 31, 2005. Mr. Bellezza was also granted 100,000 common shares subject to options exercisable after 60 days of December 31, 2005. Mr. Bellezza was originally granted 500,000 options, but 433,000 options were subsequently cancelled in early 2005.
(5)	Includes 584,375 common shares subject to options exercisable within 60 days of December 31, 2005. Mr. Lackland was also granted an additional 2,003,125 common shares subject to options exercisable after 60 days of December 31, 2005.
(6)	Mr. Pulford owns no shares of the Registrant directly. Mr. Pulford has a 7% profit interest in Percon, LLC which owns 156,051 common shares. This total amount for Mr. Pulford includes 25,000 common shares subject to options exercisable within 60 days of December 31, 2005.
(7)	Includes 221,369 common shares subject to options and warrants exercisable within 60 days of December 31, 2005.
(8)	The percentage for common stock includes all common shares subject to options and warrants exercisable within 60 days of December 31, 2005.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

We have the following executive officers, Steven Z. Strasser, Nicholas Anderson and John (BJ) Lackland. The biographical information for Mr. Strasser and Lackland is located in this proxy statement under the heading, “Proposal 1—Election of Directors, Nominees for Election of Directors.” In addition to Mr. Strasser, Anderson and Lackland, we have two significant employees, Michael Varney and Brian Chan. Below is biographical information for these two employees and Mr. Anderson.

Nicholas Anderson—Chief Technical Officer, Director and Founder. Nicholas Anderson currently serves as our Chief Technical Officer, and he has been Director of Energy Services of Coyne Electrical Contracting, Inc., a major electrical service organization based in New York, New York. From 1988 to 1992, Mr. Anderson was the founder and CEO of Power Reducing Equipment, Inc., a company formed to develop products to reduce energy consumption in AC motors. From 1980 to 1988, Mr. Anderson was President of Commander Control, Inc., a subsidiary of Endless Energy Corporation, a conglomerate involved in the manufacture and sale of various energy saving products. In this capacity, Mr. Anderson was responsible for designing a complete line of motor controllers and for manufacturing various energy products including controllers in South Korea and Hong Kong. Mr. Anderson was also responsible for creating a worldwide distribution network for motor controllers including the U.S., the United Kingdom, Belgium, Greece, Japan, Hong Kong, South Korea, China, Venezuela and the Dominican Republic.

Mr. Anderson attended the City College School of Engineering, and received a certification in Electronics Design from Manhattan Technical Institute in 1957.

Michael Varney—Vice President of Sales and Marketing. Prior to joining Power Efficiency, Mr. Varney was the vice president of marketing for the Las Vegas Chamber of Commerce, supervising a staff of 21 employees. Under his supervision, annual new membership sales revenue has almost tripled, hitting an annual record in 2005. Mr. Varney was a regular speaker on the subject of sales and marketing at local, state, regional and national chamber of commerce conferences across North America. He was also the point person for the Las Vegas Chamber of Commerce signature annual economic forecasting event, Preview Las Vegas.

For the six years prior to joining the Las Vegas Chamber of Commerce, Mr. Varney was the president of Symphony Marketing, a sales and marketing company in Madison, Wisconsin. He was a broadcast executive for twenty years before starting Symphony Marketing.

Mr. Varney is a graduate of the University of Wisconsin, having earned a Bachelor of Arts degree in Communication Arts.

Brian Chan—Controller. Before joining Power Efficiency Corporation, Mr. Chan was a staff accountant at Johnson Jacobson Wilcox, a Las Vegas CPA firm specializing in privately held construction and real estate companies. Prior to JJW, Mr. Chan was a staff accountant at Kafoury, Armstrong and Company, a Las Vegas CPA firm that mainly serviced non-profit and governmental entities. Mr. Chan began his career with Smith, Lange and Phillips, a prominent San Francisco CPA firm, where he worked with a variety of small business and high net worth individuals.

Mr. Chan is a licensed CPA in California, has a Bachelor of Arts in Business Economics with an emphasis in Accounting from U.C. Santa Barbara, and is a member of the AICPA.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Northwest Power Management, Inc.

On November 18, 2004, our board of directors ratified an agreement with Northwest Power Management, Inc. (“NPM”), a management company wholly owned by Steven Strasser, our current Chief Executive Officer. Under the agreement, we paid NPM a fee of $20,000 per month which is applied to a rental under a sublease of office space in Las Vegas, Nevada from NPM to us, including general office expenses and utilities, and the then current salaries and benefits for our Chief Executive Officer and Interim Chief Financial Officer. The parties agreed to terminate this agreement effective June 1, 2005 in connection with the Employment Agreements for Mr. Strasser and Mr. Lackland.

Relationship with Summit, Steven Strasser and John (BJ) Lackland

Mr. Strasser, our CEO, owns 99.5% of Summit. Mr. Lackland, our CFO and COO, owns 0.5% of Summit. As of December 31, 2005, Summit owned 6,803,901 shares of our common stock and 2,000,000 warrants to purchase common stock. The total voting power currently represented by Summit’s ownership of our common stock and voting equivalents is 29%. In addition, Mr. Strasser owns beneficially 1,660,375 shares of common stock, and Mr. Lackland owns beneficially 584,375 shares of common stock, in each case issuable on the exercise of options and warrants exercisable within 60 days of December 31, 2005.

The following summarizes transactions resulting in the issuance of our equity securities to Summit over the last two years:

•	On October 30, 2003, Summit converted a revolving credit note evidencing $1,046,896 in outstanding principal and interest into 982,504 shares of Series A-1 Stock.

•	On February 18, 2004, Summit acquired 3,124,102 shares of common stock through exercise of a warrant issued to Summit in connection with the above revolving credit transaction and an investment in Series A-1 Convertible Preferred Stock I June 2002. The exercise price was the cancellation and surrender of the warrant.

•	On April 28, 2004, Summit acquired 1,204,819 shares of our Series A-1 Stock, convertible into 1,000,000 shares of common stock, for a total purchase price of $200,000 in cash. As part of the transaction, we issued to Summit five-year warrants to purchase 500,000 shares of our common stock at an exercise price per share equal to twice the average closing bid price per share for the five days preceding the date the warrants are issued.

•	On July 8, 2005, Summit acquired 3,000,000 shares of our common stock for a total purchase price of $600,000. As part of the transaction, Summit converted a $300,000 note payable into common stock. Summit was also issued 1,500,000 warrants in connection with this transaction.

•	Also on July 8, 2005, Summit converted 2,785,969 shares of our Series A-1 Convertible Preferred Stock into 2,315,203 shares of common stock.

Relationship with Commonwealth Energy Corporation and Commerce Energy Group

As of December 31, 2005, Commerce Energy Group, directly and through its wholly owned subsidiary, Commonwealth Energy Corporation, owns 3,249,049 shares of our Common Stock. The total voting power currently represented by Commonwealth’s ownership of our common stock is 14%.

Until June of 2004, Commonwealth was a member of Summit. At that time Summit was reorganized and Commonwealth ceased to be a member of Summit. Summit received the common and preferred shares it now owns as a distribution in connection with the reorganization.

On April 28, 2005, Commerce Energy Group agreed to acquire an additional 180,723 shares of our Series A-1 Stock convertible into 150,000 shares of our common stock in consideration of the cancellation of a license agreement with us. As part of the transaction, we issued to Commerce Energy Group five-year warrants to purchase 75,000 shares of our common stock at an exercise price per share equal to twice the average closing bid price per share for the five days preceding the date the warrants are issued.

On July 8, 2005, Commerce Energy Group converted 1,928,310 shares of our Series A-1 Convertible Preferred Stock into 1,603,645 shares of our common stock.

Indemnification Agreements

We will enter and expect to continue to enter into indemnification agreements with our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification.

Limitation of Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our stockholders’ ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all directors and officers who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and officers consistent with indemnification to the fullest extent permitted under the DGCL.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

Insofar as indemnification for liabilities arising under the Securities Act, our directors and officers, and persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules adopted by the SEC under Section 16(a) of the Securities Exchange Act require our officers and directors, and persons who own more than 10% of the issued and outstanding shares of our equity securities, to file reports of their ownership, and changes in ownership, of such securities with the SEC on Forms 3, 4 or 5, as appropriate. Such persons are required by the regulations of the SEC to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our most recent fiscal year, and any written representations provided to us, we believe that all of the officers, directors, and owners of more than ten percent of the outstanding shares of our common stock are in compliance with Section 16(a) of the Exchange Act for the year ended December 31, 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all annualized compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2005, 2004 and 2003. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2005.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)			Bonus ($)	Other Annual Compensation ($)	Securities Underlying Option/ Warrants
Steven Z. Strasser Chairman and Chief Executive Officer	2005 2004 2003		$275,000 60,000 —	*	— — —	— — —	4,612,500 600,000 —

Nicolas Anderson Director and Chief Technical Officer	2005 2004 2003		$215,000 60,000 156,000	**	— — —	— — —	2,000,000 500,000 —

John (BJ) Lackland Director, Chief Financial Officer and Chief Operating Officer	2005 2004 2003		$175,000 60,000 —	***	— — —	— — —	2,215,000 375,000 —

Richard Koch Director and Former Chief Executive Officer	2005 2004 2003	$	— 240,000 240,000	****	— — —	— — —	— — 21,354

*	Effective June 1, 2005, Mr. Strasser entered into an employment contract with the Company. Mr. Strasser agreed to have his first year’s salary to be paid $60,000 in cash and options to purchase 1,612,500 shares of common stock at an exercise price equal to not less than market at date of grant in lieu of remaining cash vesting quarterly over one year.
**	Mr. Anderson signed a salary reduction agreement on October 20, 2004, reducing his salary from $174,000 to $60,000 effective September 1, 2004.
***	Effective June 1, 2005, Mr. Lackland entered into an employment contract with the Company. Mr. Lackland agreed to have his first year’s salary to be paid $120,000 in cash and options to purchase 412,500 shares of common stock at an exercise price equal to market at date of grant in lieu of remaining cash vesting quarterly over one year.
****	Mr. Koch resigned as Chief Executive Officer on August 27, 2004.

During 2004, we hired the following officers: Steven Strasser, Chief Executive Officer, $60,000; John (BJ) Lackland, Chief Financial Officer, $60,000. Along with Nick Anderson, the Company’s Chief Technology Officer, these two individuals comprise our current executive officers. Effective June 1, 2005, the Company entered into employment agreements with the above officers with altered compensation plans. Please see the section below entitled “Compensation Agreements”.

Option Grants In Last Fiscal Year

The following table shows all stock options granted during the year ended December 31, 2005 to the executive officers named in the Summary Compensation Table. These options were granted under our 2000 Plan established by our board of directors in March 2003 and September 2003, respectively. No stock appreciation rights have ever been granted by the Company.

Option Grants in 2005 Fiscal Year

	Individual Grants
	Number of securities underlying Options Granted(1)	Percentage of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price in Dollars per Share	Market Price on Date of Grant	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
Name						5%	10%
Steven Strasser	2,727,270	23.82%	$0.22	$0.20	5/30/10	$288,488	$814,768
Steven Strasser	1,885,230	14.46%	$0.20	$0.20	5/30/15	$237,122	$600,914
Steven Strasser	600,000	5.24%	$0.65	$0.51	11/28/15	$108,441	$403,686
Nicholas Anderson	150,000	1.31%	$0.65	$0.31	2/09/15	$(21,756)	$23,109
Nicholas Anderson	2,000,000	17.47%	$0.20	$0.20	5/30/10	$251,558	$637,497
John (BJ) Lackland	2,212,500	19.32%	$0.20	$0.20	5/30/15	$278,286	$705,231
John (BJ) Lackland	375,000	3.27%	$0.65	$0.51	11/28/15	$67,776	$252,303

(1)	Each option vests over a three-to-five year period, with some already vested, and some yet to be vested. The exercise price of each option shown in the table was equal to or greater than the fair market value of the stock on the date of grant, and all options have ten-year terms. Vesting for each option accelerates in the event of a change of control, including a merger, sale or liquidation.
(2)	In 2005, we granted options to purchase a total of 11,450,000 shares to employees, directors and consultants under our stock option plan.
(3)	The potential realizable value of the options granted is calculated by multiplying the difference between the exercise price of the option and the market value per share of the underlying stock (assuming a 5% or 10%, as the case may be, compounded annual increase of the stock price from the date of grant to the final expiration of the option) by the number of shares underlying the options granted. The price appreciation assumptions are required disclosures under the rules of the Commission and are not to be viewed as any expectation or prediction by us of the future value of the underlying common stock.

The following table sets forth information concerning unexercised options and warrants and options held by our executive officers as of December 31, 2005, and their exercise of options and warrants during the six months ended June 30, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired or Exercised (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised in the Money Options at 12/31/05
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven Strasser	—	$—	1,257,250	5,212,500	$—	$—
Nicholas Anderson	—	$—	150,000	2,150,000	$—	$—
John (B.J.) Lackland	—	$—	481,250	2,587,500	$—	$—

Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values

The Company does not have a Stock Appreciation Rights Plan.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2005, we had an aggregate of 15,071,429 shares of common stock available for issuance under our stock plans. The following is a description of our plans.

2000 Stock Option and Restricted Stock Plan, or the 2000 Plan

The 2000 Plan, was adopted by our board of directors and our stockholders in 2000. On September 8, 2003, the 2000 Plan was amended and restated. As of December 31, 2005, no restricted shares of common stock have been issued, and none of the outstanding options to purchase 12,604,131 shares of our common stock have been exercised pursuant to the 2000 Plan.

Share Reserve. Under the 2000 Plan, we have initially reserved for issuance an aggregate of 15,000,000 shares.

Administration. The 2000 Plan is administered by the board of directors. The stock option awards qualify as “performance-based-compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, with two or more outside directors within the meaning of Section 162(m) of the Code. The board of directors has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise.

Eligibility. Awards under the 2000 Plan may be granted to any of our employees, directors or consultants or those of our affiliates.

Options. With respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Stock Awards. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria. The criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant. The administrator will determine the level of achievement of performance criteria. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the participant’s service with us for any reason, including death or disability.

Adjustments upon Merger or Change in Control. The 2000 Plan provides that in the event of a merger with or into another corporation or a “change in control,” including the sale of all or substantially all of our assets, and certain other events, our board of directors (or a committee of the board of directors) may, in its discretion, provide for some or all of:

•	assumption or substitution of, or adjustment to, each outstanding award;

•	acceleration of the vesting of options and stock appreciation rights;

•	termination of any restrictions on stock awards or cash awards; or

•	cancellation of awards in exchange for a cash payment to the participant.

Amendment and Termination. The board of directors has the authority to amend, alter or discontinue the 2000 Plan, but no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.

The 1994 Plan

Prior to the adoption of the 2000 Plan, our board adopted a stock option plan reserving a total of 71,429 shares, which we refer to as the 1994 Plan. The 1994 Plan was adopted in 1994, however, no new grants from this plan are available. Options with respect to 66,232 shares are outstanding under the 1994 Plan as of December 31, 2004. The 1994 Plan provides for the issuance of non-statutory stock options to our employees, directors and consultants, with an exercise price equal to the fair market value of our common stock on the date of grant. All options granted under the 1994 Plan are fully vested. No additional options may be granted under the 1994 Plan.

EMPLOYMENT AGREEMENTS

On June 1, 2005, we entered into employment agreements with Steven Strasser as Chief Executive Officer, BJ Lackland as Chief Operating and Financial Officer, and Nicholas Anderson as Chief Technology Officer. The term of each agreement will be five years. In the event of a defined change in control of the Company, each agreement will provide for accelerated vesting of stock options and a cash severance payment equal to 2.99 times the executive’s then current salary and previous year’s bonus.

The following table sets forth the material financial terms of the agreements for each executive:

Name	Salary(1)		Bonus	Common Stock Options(6)
Steven Strasser	$275,000 ($60,000)	(2)	(5)	3,000,000
BJ Lackland	$175,000 ($120,000)	(3)	(5)	1,800,000
Nicholas Anderson	$215,000	(4)	(5)	2,000,000

(1)	To be increased annually by at least 5% of prior year.
(2)	First year’s salary to be paid $60,000 in cash and options to purchase 1,612,500 shares of common stock at an exercise price equal to not less than market at date of grant in lieu of remaining cash vesting quarterly over one year.
(3)	First year’s salary to be paid $120,000 in cash and options to purchase 412,500 shares of common stock at an exercise price equal to market at date of grant in lieu of remaining cash vesting quarterly over one year.
(4)	To be paid in cash.
(5)	At the Board’s discretion.
(6)	Vesting evenly and quarterly over five years.

In the case of Mr. Anderson, the new employment agreement will supercede a previous employment agreement dated April 1, 2001, and salary reduction agreement entered into on October 20, 2004.

On November 7, 2002, we entered into an employment and deferred compensation agreement with Raymond Skiptunis, our Chief Executive Officer and Chief Financial Officer at the time. This agreement was terminated through a settlement and release agreement dated June 7, 2003. On January 8, 2004, we settled this obligation in full by issuing 15,397 shares of common stock to the former officer. This number of shares equaled the amount of deferred compensation owing under the agreement divided by our stock price on January 8th, 2004.

On June 12, 2003, we entered into an employment agreement with Richard Koch, a new Chief Executive Officer. In addition to a base salary, this individual also received 142,857 stock options, which will vest over a five-year period. On August 27, 2004, this Chief Executive Officer resigned, and we reached a settlement agreement that included the payment of some accrued wages and vacation in cash, some payment over time through an unsecured note with a principal balance of $25,334, and the issuance of 85,000 warrants, valued at approximately $22,000, for the purchase of our common stock in lieu of cash payment. The warrants expire five years from the date of issuance.

On September 15, 2003, the Company entered into an employment agreement with Keith Collin, a new Chief Financial Officer. In September 2004 this Chief Financial Officer resigned. We reached a settlement and consulting agreement with this then former officer that included payment of a back salary in cash over several months as well as payments of cash and 35,000 warrants, which were valued at approximately $9,000, for consulting services. In October 2004 the former officer also agreed to accept 15,000 warrants in lieu of some of the accrued wages. All warrants issued to this former officer expire five years after issuance.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

We must receive proposals of stockholders intended to be presented at our next annual meeting prior to September 18, 2006, to be considered for inclusion in our proxy statement relating to that meeting. Our board of directors will review any proposals from eligible stockholders that it receives by that date and will make a determination whether any such proposals will be included in our proxy materials. Any proposal received after September 18, 2006 shall be considered untimely and shall not be made a part of our proxy materials.

INFORMATION INCORPORATED BY REFERENCE

We are permitted to incorporate by reference information that we file with the SEC. Accordingly, we incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this proxy statement:

•	Our Annual Report on Form 10-KSB and Form 10-KSB/A for the fiscal year ended December 31, 2004, which was filed on March 31, 2005, April 13, 2005 and September 21, 2005.

•	Our Quarterly Report on Form 10-QSB for the period ended September 30, 2005, which was filed on November 14, 2005.

GENERAL INFORMATION

Our 2004 Annual Report on Form 10-KSB, containing audited financial statements, but without exhibits, accompanies this proxy statement. The Form 10-KSB, as filed with the SEC, including exhibits, is available through the website maintained by the Commission at www.sec.gov. Stockholders may also obtain a copy of our Form 10-KSB, without charge, upon written request to:

POWER EFFICIENCY CORPORATION

Attn: Secretary

3900 Paradise Road

Las Vegas, Nevada 89109

As of the date of this proxy statement, our board of directors knows of no business which will be presented for consideration at the meeting other than the matters stated in the accompanying Notice of Annual Meeting of Stockholders and described in this proxy statement. If, however, any matter incident to the conduct of the meeting or other business properly comes before the meeting, the persons acting under the proxies intend to vote with respect to those matters or other business in accordance with their best judgment, and the proxy includes discretionary authority to do so.

A representative from Sobel & Company, Certified Public Accountants, our independent auditors for the current and recently completed fiscal years, is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired. The representative is expected to be available to respond to questions.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOHN (BJ) LACKLAND
John (BJ) Lackland
Chief Financial and Operating Officer and Secretary

Las Vegas, Nevada

January 27, 2006

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY - (Continued from reverse side)

Please mark your votes like this

1. Election of directors:

(Instruction: To withhold authority to vote for any individual nominee, strike such nominee’s name from the list below.)

NOMINEES:

Steven Z. Strasser

John Lackland

Eric Naroian

Gary Rado

Raymond J. Skiptunis

FOR all nominees listed to the left

WITHHOLD AUTHORITY to vote for all nominees listed to the left

2. Ratification of Sobel & Company, LLC as Independent Registered Public Accounting Firm.

FOR

AGAINST

ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the named nominees as directors.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature

Signature if held jointly

Dated:

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

POWER EFFICIENCY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven Z. Strasser and John Lackland as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all the Common Shares of Power Efficiency Corporation (the “Company”) held of record by the undersigned at the close of business on January 24, 2006 at the Annual Meeting of Shareholders to be held on February 16, 2006 or any adjournment thereof.

(Continued and to be dated and signed on reverse side)